Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST
FIRM/AFFILIATE OFFICES
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BOSTON
CHICAGO
HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON
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ABU DHABI
BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
SÃO PAULO
SEOUL
SINGAPORE
TOKYO
TORONTO

NEW YORK, NY 10001
________
TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com

May 22, 2025

Kinsale Capital Group, Inc. 2035 Maywill Street, Suite 100 Richmond, Virginia 23230
RE:    Kinsale Capital Group, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special United States counsel to Kinsale Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of up to 860,500 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Kinsale Capital Group, Inc. 2025 Omnibus Incentive Plan (the “Plan”).

Kinsale Capital Group, Inc.
May 22, 2025

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the Registration Statement in the form to be filed with the Commission on the date hereof;
(b)the Plan;
(c)an executed copy of a certificate of Amanda Viol, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d)a copy of the Company’s Second Amended and Restated Certificate of Incorporation, as in effect on February 20, 2025 and certified pursuant to the Secretary’s Certificate;
(e)a copy of the Company’s Third Amended and Restated Certificate of Incorporation, (the “Amended and Restated Certificate of Incorporation”), as in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate;
(f)a copy of the Company’s Amended and Restated By-Laws (the “Amended and Restated By-Laws”), as in effect as of February 20, 2025 and at all times since, and certified pursuant to the Secretary’s Certificate; and
(g)copies of certain resolutions of the Board of Directors of the Company, adopted on February 20, 2025 and May 22, 2025, and certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Amended and Restated Certificate of Incorporation and the Secretary’s Certificate.

Kinsale Capital Group, Inc.
May 22, 2025

In rendering the opinion stated herein, we have also assumed that (i) the Shares will be issued in book-entry form and an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent and registrar, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and certain other awards are granted pursuant to the Plan will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto, (iv) the Company’s issuance of the Shares does not and will not (a) except to the extent expressly stated in the opinion contained herein, violate any statute  to which the Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments) and that the Company will continue to have sufficient authorized shares of Common Stock, and iv) the Company’s authorized capital stock is as set forth in the Amended and Restated Certificate of Incorporation and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable law.

Kinsale Capital Group, Inc.
May 22, 2025

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY